Exhibit 15.1


April 5, 1999

Lowe's Companies, Inc.
North Wilkesboro, North Carolina

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Lowe's Companies, Inc. and subsidiaries for the periods ended May 1, 1998 and May 2, 1997 as indicated in our report dated May 12, 1998; July 31, 1998 and August 1, 1997 as indicated in our report dated August 11, 1998; and October 30, 1998 and October 31, 1997 as indicated in our report dated November 10, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 1, 1998, July 31, 1998, and October 30, 1998 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Charlotte, North Carolina